Exhibit 4.11

CGEN DIGITAL MEDIA COMPANY LIMITED

SERIES C PREFERRED SHARES

PURCHASE AGREEMENT

December 5, 2006

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(continued)

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SCHEDULES AND EXHIBITS

Designation	Description
Schedule I	Investors

Schedule II	Schedule of Exceptions

Schedule III	Particulars of the Company

Schedule IV	Particulars of the Subsidiaries

Schedule V	Leased Property

Schedule VI	Key Employees

Schedule VII	Convertible Notes

Schedule VIII	Warrants

Schedule IX	Notice Schedule

Exhibit A	Form of the Third Amended and Restated Memorandum and Articles of Association

Exhibit B	Form of Shareholders’ Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D-1	Shareholders and Persons Holding Options, Warrants, etc. Immediately Prior to the Closing

Exhibit D-2	Shareholders and Persons Holding Options, Warrants, etc. Assuming Completion of the Closing

Exhibit E	Business Plan

Exhibit F	Form of Opinion of Company’s Cayman Islands Counsel

Exhibit G	Form of Opinion of Company’s PRC Counsel

Exhibit H	Form of Employment Agreement

Exhibit I	Form of Intellectual Property License Agreements

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Exhibit J	Form of Indemnification Agreement

Exhibit K	Form of Intellectual Property Transfer Agreements

Exhibit L	Form of Tax Indemnity Agreement

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CGEN DIGITAL MEDIA COMPANY LIMITED

SERIES C PREFERRED SHARES

PURCHASE AGREEMENT

THIS SERIES C PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 5, 2006, by and among CGEN Digital Media Company Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), CGEN Media Technology Company Limited (“CGEN HK”), CGEN Digital Technology (Shanghai) Co., Ltd. (GRAPHIC(GRAPHIC)GRAPHIC) (“WFOE”), a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China, Shanghai CGEN Digital Media Network Co., Ltd. (GRAPHIC), a domestic limited liability company registered in Shanghai, PRC (“OpCo”), Chan Yi Sing (Singapore NRIC No. S1306068A), Tian Guanyong ( ) (PRC ID No. 133031651224065), Cao Xiaofeng ( ) (PRC ID No. 310112197008270052), Yao Fang ( ) (PRC ID No. 310221670521081) and Zhu Hai Guang ( ) (PRC ID No. 410423197106070010) (together with Chan Yi Sing, Tian Guanyong ( ), Cao Xiaofeng ( ) and Yao Fang ( ), the “Founders”, and each a “Founder”; and together with the Company, CGEN HK, WFOE, OpCo and the Founders, the “Warrantors” and each a “Warrantor”), and each of the other parties listed on Schedule I hereto identified as an investor (each an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, certain Series C Redeemable Convertible Preferred Shares of the Company, par value US$0.000001 per share (the “Series C Preferred Shares”), which are convertible into the Company’s ordinary shares, par value US$0.000001 (the “Ordinary Shares” and, together with the Series C Preferred Shares, the “Securities”).

IT IS HEREBY AGREED AS FOLLOWS:

1.	Terms of Purchase and Sale.

1.1	Restated Articles.

The Company shall adopt on or before the date of the Closing (as defined below) the Third Amended and Restated Memorandum and Articles of Association in the form attached hereto as Exhibit A (the “Restated Articles”). The rights, preferences and privileges of the Series C Preferred Shares will be as provided in the Restated Articles.

1.2	Purchase and Sale of Series C Preferred Shares.

Subject to the terms and conditions of this Agreement, each of the Investors agrees, severally and not jointly, to purchase from the Company at the Closing (as defined below), and the Company agrees to sell and issue to each of the Investors at the Closing (as defined below), that number of Series C Preferred Shares as is set forth opposite such Investor’s name on Schedule I with the aggregate purchase price to be paid by each Investor for the Series C Preferred Shares to be acquired by such Investor at the Closing being as stated on Schedule I opposite such Investor’s name.

1.3 The Closing. Subject to the satisfaction or waiver of all conditions with respect to the Closing as set forth in this Agreement, the closing of the sale and purchase of the Series C Preferred Shares pursuant to this Agreement shall take place at the offices of O’Melveny & Myers LLP at 37th Floor, 1266 Nanjing Road West, Shanghai, on or about December 8, 2006, or at such other time and place as the Company and the Investors may mutually agree (the “Closing”). At the Closing:

(i) the Company shall allot and issue to each Investor the number of Series C Preferred Shares set forth on Schedule I opposite such Investor’s name, and deliver to such Investor share certificate(s) representing such Series C Preferred Shares.

(ii) each Investor shall pay such amount of purchase price as set forth on Schedule I opposite such Investor’s name, by wire transfer of immediately available funds into the Main Account (as defined in Section 6.6 below) for purchasing Series C Preferred Shares at US$0.20357356 per share.

1.4 Termination Date. If, as of December 31, 2006, any of the conditions specified in Section 4 of this Agreement have not been fulfilled, each of the Investors shall, at its election, be relieved of all of its obligations under this Agreement.

2.	Representations and Warranties of the Warrantors.

Each Warrantor hereby represents and warrants jointly and severally to each Investor that, except as set forth on the Schedule of Exceptions attached hereto as Schedule II (the “Schedule of Exceptions”) (which exceptions shall be deemed to be representations and warranties as if made hereunder), each of the matters set forth in this Section 2 is true and correct as at the date of this Agreement and as at the Closing, unless otherwise specifically set forth below.

2.1 Organization Good Standing and Qualification. Schedule III sets out the full corporate particulars of the Company. Schedule IV sets out full corporate particulars of each of the Subsidiaries and OpCo. The Company, the Subsidiaries and OpCo shall be collectively referred to as the “Group” and each a “Group Company”, “member of the Group”, or “Group member”. The details of each member of the Group as set forth in Schedules III and IV are true and accurate. Each member of the Group is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has the requisite corporate power, right and authority to carry on its business as now conducted and as proposed to be conducted. Each member of the Group is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could reasonably be expected to have a material adverse effect on its, or the Group’s business, operations, operating results, properties, assets, condition, liabilities or ability to perform any of its obligations under any Contracts (“Material Adverse Effect”).

2.2 Authorization. Each Warrantor has all requisite corporate power to execute and deliver this Agreement, to carry out and perform its obligations under this Agreement, to own, lease and operate its properties and to carry on its business as now conducted, and as proposed to be conducted. All corporate action on the part of each Group Company, and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Shareholders’ Agreement in the form attached hereto as Exhibit B (the “Shareholders’ Agreement”) and the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”, together with the Restated Articles and the Shareholders’ Agreement, the “Related Agreements”), the performance of all obligations of each Warrantor hereunder and thereunder and the authorization, issuance and delivery of the Series C Preferred Shares has been taken or will be taken prior to the Closing, and this Agreement and the Related Agreements constitute valid and legally binding obligations of each Warrantor party hereto or thereto, enforceable against such Warrantor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting the rights of creditors generally, or as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable securities laws. The Series C Preferred Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued and will be fully paid and non-assessable and will have the rights, preferences and privileges described in the Restated Articles. The Ordinary Shares issuable upon conversion of the Series C Preferred Shares have been duly authorized, duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Restated Articles will be duly authorized, validly issued, fully paid and non-assessable. The Series C Preferred Shares, and the Ordinary Shares issuable upon the conversion of the Series C Preferred Shares, will be free of any liens, charges or encumbrances other than those created by or imposed upon the holders thereof through no action of any Warrantor, and will be free of restrictions on transfer, other than the restrictions on transfer under this Agreement and the Related Agreements or under applicable securities laws.

2.3 Capitalization of the Company.

As at the date of this Agreement and immediately prior to the Closing, the authorized and issued capital of the Company is as set forth in Schedule III and Exhibit D-1. Immediately prior to the Closing, the authorized share capital of the Company consists of:

(a) Preferred Shares. 120,000,000 Series C Preferred Shares, none of which is issued and outstanding as of the date hereof; 130,000,000 Series B Redeemable Convertible Preferred Shares, par value US$0.000001 per share (the “Series B Preferred Shares”), of which 127,752,162 are issued and outstanding as of the date hereof; 100,000,000 Series A Redeemable Convertible Preferred Shares, par value US$0.000001 per share (the “Series A Preferred Shares”), of which 43,685,079 are issued and outstanding as of the date hereof (Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares hereinafter being referred to as the “Preferred Shares”). The rights, privileges and preferences of the Preferred

Shares are as stated in the Restated Articles. Assuming purchase and subscription in full of all Series C Preferred Shares available for purchase and subscription at the Closing under this Agreement, the share capital of the Company (including without limitation issued shares, shares authorized for issuance and shares issuable upon exercise of authorized optional or convertible securities) immediately after the Closing is set forth in the capitalization table in D-2.

(b) Ordinary Shares. 580,000,000 Ordinary Shares, par value US$0.000001 per share, of which 100,000,000 are issued and outstanding. Of the total authorized Ordinary Shares, 150,000,000 shall be reserved for issuance upon conversion of issued and outstanding Series C Preferred Shares, 150,000,000 shall be reserved for issuance upon conversion of issued and outstanding Series B Preferred Shares, 110,000,000 shall be reserved for issuance upon conversion of issued and outstanding Series A Preferred Shares, and 25,000,000 shall be reserved for issuance to employees, officers, directors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, option plans, share bonuses or awards, warrants or other arrangements approved by the Board of Directors of the Company and as may be approved from time to time by the Investors pursuant to the Shareholders’ Agreement.

(c) Issued Shares. A true and complete list of (x) the Company’s shareholders and their holdings and (y) those Persons holding options, warrants or other rights to purchase any class of the Company’s share capital (excluding conversion privileges of the Preferred Shares) and their holdings, prior to the issuance of the Series C Preferred Shares purchased hereunder and assuming the issuance of all Series C Preferred Shares purchased at the Closing hereunder is set forth in Exhibits D-1, and D-2 respectively to this Agreement. All of the issued and outstanding shares of the Company as of the Closing are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable Law. The Series C Preferred Shares have been duly authorized, and when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully-paid and non-assessable, will be issued in compliance with all applicable Law, and will be free of any preemption or similar rights or Encumbrance other than as contemplated by the Related Agreements. The Ordinary Shares issuable upon the conversion of the Series C Preferred Shares in accordance with the Restated Articles, have been duly authorized, and upon issuance in connection with such conversion, will be duly and validly issued, fully-paid and non-assessable, will be issued in compliance with all applicable securities laws, and will be free of any preemption or similar rights or Encumbrances other than as contemplated by the Related Agreements.

(d) Voting and Other Agreements. Except for the Preferred Shares, and options granted under the Company’s ESOP Plans, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase, redemption or acquisition from the Company of any shares of its share capital. Except as otherwise contemplated herein, the Company is not a party or subject to any agreement or understanding, and, to the Knowledge of the Warrantors, there is no agreement or understanding between any Persons that affects or relates to (A) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company or (B) the sale, transfer or other disposition with respect to any security of the Company.

2.4 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other Person other than in a member of the Group. No Persons other than the Company or WFOE holds any option, warrant or other right to purchase any class of any share capital of any of the members of the Group. All of the issued and outstanding shares of each of the members of the Group are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities laws.

(a) Capitalization of CGEN HK.

(i). The Company is the sole legal and beneficial shareholder of CGEN HK.

(ii). There are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel CGEN HK to increase or decrease its authorized or issued share capital or to issue, repurchase or redeem any of such capital.

(b) Capitalization of WFOE.

(i). Registered Capital. The registered capital of WFOE has been fully funded by CGEN HK in accordance with the terms of WFOE’s articles of association. CGEN HK is the sole legal and beneficial holder of all of the equity interest of WFOE. Such capitalization of WFOE and the ownership of WFOE by CGEN HK have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked.

(ii). Other Securities. There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel WFOE to increase or decrease WFOE’s registered capital.

(c) Capitalization of OpCo.

(i). All of the registered capital of OpCo has been paid in full.

(ii). GAO Weiming (GRAPHIC) holds 49.5 % of record, CAO Xiaofeng ( ) holds 18% of record, YAO Fang ( ) holds 13.5% of record, TIAN Guanyong ( ) holds 10% of record and ZHU Haiguang ( ) holds 9% of record, respectively, of the equity interest in OpCo, as at the date hereof.

(iii). The Persons identified in paragraph (ii) are the only Persons with direct or indirect interests in the equity capital of OpCo, and each such Person holds its respective interests in OpCo free and clear of any Encumbrances, except as provided under the call option agreement dated January 16, 2006 among WFOE, OpCo and the shareholders of OpCo (the “OpCo Call Option”). None of such Persons will transfer, alienate or dispose of any direct or indirect interest in OpCo or create any Encumbrance over any such interest except as required pursuant to this Agreement or OpCo Call Option.

(iv). Except pursuant to OpCo Call Option, there are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel OpCo to increase or decrease its registered capital or to issue, repurchase or redeem any of such registered capital or its issued capital.

2.5 Compliance with Other Instruments. No member of the Group is in violation or default of any provisions of (i) its Articles and Memorandum of Association (or equivalent charter documents) or (ii) any Contract or of any judgment, order, writ, decree, statute, rule or regulation applicable to such member of the Group, except where any such violation or default could not reasonably be expected to result in (x) the Group member’s loss of any right granted under any Contract or (y) a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any violation, or constitute a default, by any member of the Group under any such Contract, judgment, order, writ, decree, statute, rule or regulation or an event that results in the creation of any Encumbrance upon any assets of any member of the Group whether with or without the passage of time or the giving of notice, or both.

2.6 Consents. No consent, approval, license, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to a Contract or any other third party (each a “Consent”) is required by any Warrantor in connection with (x) the valid execution and delivery of this Agreement and the Related Agreements, (y) the offer and sale of the Securities or (z) the consummation of the transactions contemplated by this Agreement and the Related Agreements, except such filings as may be required under applicable securities laws of the United States, which filings will be timely filed within the applicable periods therefore.

2.7 Permits. Each member of the Group has all franchises, permits, licenses and any similar authority (each a “Permit”) as necessary for the conduct of its business as now being conducted by it, except for those Permits the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. No member of the Group is in material default under any Permit. The execution, delivery and performance of and compliance with this Agreement and Related Agreements and the issuance of the Securities will not result in suspension, revocation, impairment, forfeiture or non-renewal of any Permit that could reasonably be expected to result in a Material Adverse Effect.

2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of each Warrantor, currently threatened against any member of the Group or any of their respective properties nor to the Knowledge of any Warrantor is there any basis for the foregoing, including, without limitation, any action, suit, proceeding or investigation that questions the validity of this Agreement or any Related Agreement or any action to be taken in connection herewith or therewith. No member of the Group or any of their respective properties is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authorities. There is no action, suit, proceeding or investigation by any member of the Group currently pending or which any member of the Group currently intends to initiate.

2.9 Patents and Other Intangible Assets.

(a) All patents and patent rights, entity models, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, internet domain names and sub-domains, inventions, processes, formulas, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes), license rights to use packaged software and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, entity models, trademarks, service marks, copyrights and internet domain names and sub-domains (collectively, “Intellectual Property”) used in the business or businesses of any member of the Group:

(i) is owned by the Company or relevant member of the Group as the sole legal and beneficial owner, free of any license or Encumbrance in favor of any other Person (the “Group’s Intellectual Property”); or

(ii) is used by the Group in accordance with the terms of a current license from the owner of that Intellectual Property (“Licensed IP”).

(b) Each of the Group’s Intellectual Property that is material to the business or businesses of any member of the Group is set forth in Section 2.9(c) of Schedule II.

(c) None of the Group’s Intellectual Property has been wrongfully or unlawfully acquired by the Group. Each of the registrations (and applications therefor) of the Group’s Intellectual Property is valid. Neither any member of the Group nor any other Person has breached or alleged a breach of any of the licenses under the Licensed IP during the six years preceding the date of this Agreement. The Group’s Intellectual Property, and the validity or subsistence of the Group’s right, title and interest therein, is not the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and has not during the periods of six years prior to the Closing been the subject of any challenge, claim or proceeding, and to the Knowledge of each Warrantor there are no facts or matters that might give rise to any such challenge, claim or proceeding. The Group has taken commercially reasonable efforts to preserve the Group’s Intellectual Property and without limitation, all renewal fees regarding the Group’s Intellectual Property due on or before the Closing have been paid in full. No member of the Group has entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing, or otherwise permitting the use or exploitation, of the Group’s Intellectual Property or that prevents, restricts or otherwise inhibits the Group’s freedom to use and exploit the Group’s Intellectual Property. To the Knowledge of each Warrantor, none of the Group’s Intellectual Property is currently being infringed by any third party or has been so infringed during the six-year periods preceding the Closing and no third party has threatened any such infringement. No third party has, during the two years preceding the date of this Agreement made, threatened or brought any challenge, claim or proceedings in relation to the Group’s use of the Licensed IP (and to each Warrantor’s Knowledge there are no facts or matters that might give rise to any such challenge, claim or proceedings). The carrying on of the Group’s business or businesses as presently constituted does not require any licenses or consents from (except for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software and for Licensed IP), or the making of royalty or similar payments to, any third party, and to the Knowledge of the Warrantors no member of the Group uses or needs to use any processes or is engaged in any activities that infringe any Intellectual Property belonging to any third party and no member of the Group has within the six years preceding this Agreement used any Intellectual Property in a way that has infringed or infringes the Intellectual Property rights of a third party. No Warrantor has any Knowledge that that any employees of any Group member is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court, that would interfere with the use of such employees’ best efforts to promote the interest of the Group or that would conflict with the Group’s business as conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Group’s business by the employees of the Group as conducted will, to the Knowledge of each Warrantor, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. To the Knowledge of each Warrantor, it is not and will not be necessary to use any inventions of any of employees of any Group member (or persons it currently intends to hire) made prior to their employment with the Group. Each Founder and each officer or employee of any Group Company who has developed any Intellectual Property in the course of his or her employment or service with the Group has, where necessary, validly assigned to the Company or WFOE all rights, title and interest that he or she may have in or to any such Intellectual Property.

(d) No member of the Group has entered into any agreement, other than as set forth on Section 2.9(d) of Schedule II and provided to the Investors or their counsel, to indemnify any other person against any charge of infringement or misappropriation of any Group’s Intellectual Property.

(e) Each Group Company has taken all reasonably necessary action to protect and preserve (i) the validity and enforceability of trade and service marks and associated goodwill included in the Group’s Intellectual Property; (ii) the enforceability of copyrights and the confidentiality, validity and enforceability of pending patent applications included in the Group’s Intellectual Property; (iii) the validity and enforceability of patents included in the Group’s Intellectual Property; and (iv) the confidentiality and enforceability of trade secrets and the confidentiality of other proprietary information included in the Group’s Intellectual Property.

(f) There is no agreement pursuant to which any current or former employee or consultant of any Group Company has rights to any part of the Group’s Intellectual Property.

2.10 Marketing Rights. No member of the Group has granted rights to market or sell its products to any other Person and no member of the Group is bound by any agreement that affects any such member of the Group’s exclusive right to market or sell its products.

2.11 Agreements, Action.

(a) Save as disclosed in Section 2.11 of Schedule II, neither the Company nor any member of the Group is a party to or bound by:

(i) any Contract, judgment, order, writ or decree under which it has borrowed any money or issued any note, bond, debenture or other evidence of indebtedness, or any mortgage, pledge, security agreement, deed of trust, financing statement or other document granting any lien, encumbrance or security interest (including liens, encumbrances or security interests upon properties acquired under conditional sales, capital leases and other title retention or security devices), or any guaranty or endorsement (other than endorsements for collection in the ordinary course of business) of, or other contingent obligations in respect of, indebtedness for borrowed money or other liabilities or obligations of others, in any separate case in excess of US$150,000 in principal amount or US$300,000 in the aggregate;

(ii) any Contract, judgment, order, writ, decree, commitment, arrangement or understanding relating to any joint venture, partnership or sharing of profits or losses with any Person or entity or permitting any Person or entity to use any technology, know-how or proprietary information of the Company;

(iii) any Contract, instrument, judgment, order, writ, decree, commitment for the future purchase by any member of the Group of any materials, equipment, services or supplies that (A) involves the payment of more than US$150,000, (B) continues for a period of more than twelve months, (C) by its terms requires the Company to purchase the entire output or services of a supplier or (D) provides that any supplier will be the exclusive supplier of the Group;

(iv) any Contract, instrument, judgment, order, writ or decree for the sale or other disposition by the Group of its assets or properties other than in the ordinary course of business, or for the merger, or consolidation of any member of the Company with any other Person;

(v) any Contract, instrument, judgment, order, writ or decree containing covenants purporting to limit the freedom of the Group to compete in any line of business or in any geographic area;

(vi) any Contract, instrument, judgment, order, writ or decree not elsewhere specifically disclosed pursuant to this Agreement involving the payment or receipt by any member of the Group of more than US$100,000 per year or US$250,000 over the term thereof;

(vii) any Contract with a consultant which provides for payment during the term of the Contract of more than US$50,000;

(viii) any Contract with any employee of the Group that provides for payment of US$50,000 or more per annum;

(ix) any sale or purchase option or similar contract or arrangement affecting any assets owned or used by any Group Company or by which any Group Company is bound; or

(x) any agreements restricting the freedom of any member of the Group to provide and take goods and services or to manage its own business affairs by such means and from and to such persons as it may from time to time think fit.

(b) Other than as required by this Agreement, the Related Agreements and the Contracts identified in Section 2.11 of Schedule II, (i) no Group Company has entered into any agreement with, or given any undertaking or assurance to, any of the existing shareholders of the Company or their affiliates, and (ii) there are no agreements binding on the Company which prohibit or restrict the sale, disposal or transfer of any equity securities (or any interests therein) owned by the Company.

(c) True and complete copies of all Contracts identified in Section 2.11 of Schedule II (collectively, the “Scheduled Contracts”) have been provided to counsel for the Investors. The Company has not received any notification of any breach, or default under any of the Scheduled Contracts.

(d) No member of the Group has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, (ii) other than as expressly set forth in the Financial Statements (as defined below in Section 2.17), and other than pursuant to the Convertible Notes, incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$50,000 or in excess of US$100,000 in the aggregate, (iii) made any loans or advances to any Person or entity other than ordinary advances for travel expenses for employees in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights other than in the ordinary course of business and at arm’s length.

(e) No member of the Group is a party to or bound by any Contract, or subject to any restriction under its memorandum and articles of association or other constitutional documents that will have a Material Adverse Effect.

2.12 Brokers or Finders. Except as set forth on in Section 2.12 of Schedule II, no member of the Group has incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the Related Agreements.

2.13 No Conflict of Interest. Except as described in the Financial Statements, no member of the Group is indebted, directly or indirectly, to any of its officers, directors or shareholders in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the officers, directors or shareholders of any member of the Group is indebted to such member of the Group, or any other member of the Group or, to each Warrantor’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which any member of the Group is affiliated or with which any member of the Group has a business relationship, or any firm or corporation that competes with the Group. No member of the Group is a guarantor or indemnitor of any indebtedness of any other Person. None of the officers, directors or shareholders of any member of the Group is directly or indirectly interested in any Contract with a member of the Group. None of the officers, directors or shareholders of any member of the Group or any affiliate of any such Person has had, either directly or indirectly, any interest in (a) any Person that purchases from or sells, licenses or furnishes to a member of the Group any goods, property, proprietary assets, Intellectual Property or other property rights or services; or (b) any Contract or agreement to which a member of the Group is a party or by which it may be bound or affected.

2.14 Rights of Registration. Except as contemplated in the Registration Rights Agreement, at the time of Closing no member of the Group will be obligated to grant to any Person any registration rights, including piggyback rights, that are pari passu or senior to the registration rights to be granted pursuant to the Registration Rights Agreement.

2.15 Corporate Documents and Minute Books. The copy of the minute books of the Company provided to the counsel for the Investors contains minutes of all meetings of directors (including committees thereof) and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects. Each Group Company has properly kept all books, records and registers required to be kept by it under any applicable Law, except to the extent that any failure to do so would not have a Material Adverse Effect. Each Group Company has filed or delivered all material returns, particulars, resolutions and other documents required to be filed with or delivered to any Governmental Authority in respect of such Group Company.

2.16 Title to Property and Assets. (a) Each member of the Group owns its property and assets free and clear of all Encumbrances, except such Encumbrances that arise in the ordinary course of business and do not materially impair such member of the Group’s ownership or use of such property or any assets. With respect to the property and assets it leases, including the leased property described on Schedule V, the relevant member of the Group is in compliance in all material respects with such leases and, to each Warrantor’s Knowledge, holds a valid leasehold interest free of any material liens, claims, loans or encumbrances and is in compliance with such leases.

(b) Each member of the Group owns or has a valid right to use all its property and assets necessary for its business as now conducted, including the leased property described on Schedule V, and, to the Knowledge of each Warrantor, without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind granted by any member of the Group relating to any of its property or assets, nor is any member of the Group bound by or a party to any options, licenses or agreements of any kind with respect to any of the property or assets of any other Person except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software and the Licensed IP.

(c) Except as would not have a Material Adverse Effect, the assets owned, possessed or used by the Group comprise all the assets required to enable the Group to carry on its business in the ordinary course.

(d) No debt owed to any Group member is more than three months overdue for payment. No Group member has released any debt on terms permitting the debtor thereunder to pay less than the book value of the debt, and no debt owing to any Group member has been deferred, subordinated or written off or is reasonably believed to be unrecoverable.

2.17 Financial Statements.

(a) The Company has delivered to the Investors the Group’s audited consolidated financial statements (x) as of and for the 12 months ended December 31, 2004 and (y) as of and for the 12 months ended December 31, 2005, in each case as audited by Ernest &Young, (collectively the “Financial Statements”). The Financial Statements truly and fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, neither the Company nor any other member of the Group has any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and at arm’s length subsequent to the December 31, 2005 (the “Audited Balance Sheet Date”) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and at arm’s length, which, in both cases, individually or in the aggregate would not have a Material Adverse Effect.

(b) The Company has delivered to the Investor the Group’s unaudited consolidated management accounts as of and for the 9 months ended September 31, 2006 (the “Management Accounts”). The Management Accounts truly and fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Management Account, neither the Company nor any other member of the Group has any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and at arm’s length subsequent to the September 30, 2006 (the “Unaudited Management Account Date”) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and at arm’s length, which, in both cases, individually or in the aggregate would not have a Material Adverse Effect.

(c) Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence at the Audited Balance Sheet Date or Unaudited Management Account Date have been made in the Financial Statements or the Management Accounts, as applicable.

(d) The results shown by the Financial Statements or the Management Accounts, as the case may be, have not (save as therein disclosed) been affected by an extraordinary or exceptional or non-recurring item or by any other circumstances rendering the profits or losses for the period covered by the Financial Statements or the Management Accounts, as the case may be, unusually high or low.

(e) The Financial Statements or the Management Accounts, reserve or provide in full for all Taxation for which the Group was at the Audited Balance Sheet Date or the Unaudited Management Account Date, as applicable, liable, and whether or not the Group has or may have any right of reimbursement against any other Person, the Financial Statements and the Management Accounts, as applicable, have provided for in full for any contingent or deferred liability to Taxation.

(f) None of the Group’s assets has been acquired for any consideration in excess of its net realizable value at the date of such acquisition or otherwise than by way of a bargain at arm’s length.

(g) The rates of depreciation adopted in the Financial Statements or the Management Accounts were sufficient for each fixed asset of the Group to be written down to nil by the end of its useful life.

(h) The Financial Statements have been prepared in accordance with the International Financial Reporting Standards (as promulgated from time to time by the International Accounting Standards Board) on a consistent basis (“IFRS”).

(i) The Management Accounts have been prepared in accordance with the disclosed accounting policies of the Group and on a consistent basis as those used in the audited accounts and show a fair view of the assets and liabilities, profits and losses of the Group as at and to the Unaudited Management Account Date.

2.18 Changes. Since Audited Balance Sheet Date, save for transactions contemplated by this Agreement or as set forth in Section 2.18 of the Schedule of Exceptions, there has not been:

(a) any change in the business, assets, properties, liabilities, condition or operating results of the Group from that reflected in the Financial Statements, except changes in the ordinary course of business that could not result in a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, assets, properties, liabilities or condition or operating results of the Group;

(c) any waiver (or partial waiver) or compromise by any member of the Group of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any member of the Group, except in the ordinary course of business that is not material to the business, properties or condition of such member of the Group;

(e) any material change to a Contract entered into by any member of the Group;

(f) any change in any compensation arrangement or agreement with any key employees set forth in Schedule VI;

(g) any sale, disposition, assignment or transfer of Group’s Intellectual Property;

(h) any sale, disposition, assignment or transfer of any tangible assets of the Group, except in the ordinary course of business;

(i) any resignation or termination of employment of any officer or key employee of the Group and there is no impending resignation or termination of employment of any director, officer or employee of any Group member that, if consummated, is likely to have a Material Adverse Effect;

(j) receipt of notice that there has been a loss of, or order cancellation by, any major customer of any member of the Group or cancellation or discontinuance by any major supplier or service provider of any member of the Group;

(k) any mortgage, pledge, transfer of a security interest in, or lien, created by any member of the Group with respect to any of its properties or assets, except liens for taxes not yet due or payable;

(l) any payment, loan, advance or guaranty made by any member of the Group to, or any sale, transfer or lease of any properties or assets by any member of the Group or any other agreement or arrangement entered into by any member of the Group with or for the benefit of, its employees, officers, directors or shareholders other than travel advances to employees or directors made in the ordinary course of its business consistent with past practice;

(m) any declaration, setting aside or payment or other distribution in respect to any of the share capital of any member of the Group, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by any member of the Group;

(n) any change in the line of business of any member of the Group;

(o) any debt, obligation (other than contracts with the Group’s customers in the ordinary course of business), or liability incurred, assumed or guaranteed by any member of the Group individually in excess of US$50,000; or

(p) any arrangement or commitment by any member of the Group to do any of the above items described in this Section 2.18.

2.19 Employment Benefit Plans. No member of the Group is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee or consultant compensation plan or agreement. No employee of any member of the Group has been granted the right to continued employment by such member of the Group or to any material compensation following termination of employment with such member of the Group.

2.20 Tax, Tax Returns and Payments.

(a) Each member of the Group has filed or caused to be filed all required Tax Returns (as defined below) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed by each member of the Group and all Taxes (as defined below) shown on such Tax Returns payable by such entity have been properly accrued or paid to the extent such Taxes have become due or are being contested in good faith, and for which reserves therefor have been established by the Group in accordance with IFRS. No member of the Group has executed any waiver or extensions of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. None of the income Tax Returns for any member of the Group has been audited by any taxing authority. To the Knowledge of each Warrantor, no member of the Group is or expects to be involved in any dispute in relation to Tax and there is no relevant Governmental Authority concerned which has investigated or indicated that it intends to investigate the Tax affairs of any member of the Group.

(b) The provisions for Taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable Taxes of the relevant member of the Group, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any Tax Return by any applicable Governmental Authority, except during routine annual inspection of the members of the Group incorporated in the PRC by the relevant PRC Governmental Authorities nor has any such Governmental Authority notified any Group member of its intention to do so. Since Audited Balance Sheet Date, none of the members of the Group has incurred any Taxes other than in the ordinary course of business and each member of the Group has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. No member of the Group has entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of such member of the Group. No tax scheme in effect, as previously applied in the Financial Statements has been illegal under any applicable Law.

(c) To the Knowledge of each Warrantor, no member of the Group is, or has ever been, or will become, as a result of the transactions contemplated hereunder or under the Related Agreements, a passive foreign investment company (“PFIC”) or a “controlled foreign corporation” (“CFC”), in each case, as defined in the Internal Revenue Code of 1986, as amended (the “Code”). The Company and each member of the Group do not currently anticipate that any will become a PFIC or CFC for the current taxable year or any future taxable year.

(d) To the Knowledge of each Warrantor, the Company and each member of the Group are treated as a corporation for U.S. federal income tax purposes. No election has been made under United States Treasury Regulation Section 301.7701-3 to treat the Company or any member of the Group as a partnership or disregarded entity for U.S. tax purposes.

2.21 Insurance. Each member of the Group has in full force and effect insurance policies in amounts customary for companies similarly situated and nothing has been done or omitted to be done by or on behalf of such member of the Group that would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and to the Knowledge of each Warrantor there are no circumstances likely to give rise to such a claim or result in an increased rate of premium. All information furnished in obtaining or renewing the insurance policies of any member of the Group was accurate in all material respects when given and any change in that information required to be given was correctly given in all material respects. No member of the Group is in default under any of these policies or suffered any uninsured losses or waived any rights of material or substantial value or allowed any insurance to lapse. No Group member has been refused any insurance coverage sought or applied for, and the Company has not been notified in writing that it will be unable to renew its existing insurance coverage.

2.22 Labor Agreements and Actions. No member of the Group is bound by or subject to any written or oral, express or implied, contract, commitment or arrangement (including, without limitation, collective bargaining agreements) with any labor union, and no labor union has requested or, to the Knowledge of each Warrantor, has sought to represent any of the employees, representatives or agents of any member of the Group. There is no strike or other labor dispute involving any member of the Group pending, or to the Knowledge of each Warrantor, threatened, that could reasonably be expected to have a Material Adverse Effect. Each member of the Group has complied in all material respects with all applicable Law related to employment. No member of the Group has engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect. No member of the Group has a present intention to terminate the employment of any officer or key employee, or any group of key employees.

2.23 Environmental and Safety Laws. To each Warrantor’s Knowledge, no member of the Group is in violation in any material respect with any applicable Law relating to the environment or occupational health and safety that would have a material adverse effect on its employees, and to the Knowledge of each Warrantor, no material expenditures are or will be required in order to comply with any such existing Law.

2.24 No Other Business. The Company was formed solely to acquire and hold an equity interest in CGEN HK and WFOE (indirectly through its ownership of CGEN HK). Since their formation, the Company and CGEN HK have not engaged in any business and have not incurred any liability except in the ordinary course of their business of acquiring and holding the equity interest of CGEN HK and WFOE, respectively.

2.25 Other Representations and Warranties Relating to WFOE and OpCo.

(a) The constitutional documents and certificates and related material Contracts of WFOE and OpCo are valid and have been duly approved or registered (as applicable) by competent PRC Governmental Authorities.

(b) All material consents, approvals, authorizations or licenses requisite under the PRC Law for the due and proper establishment and operation of WFOE and OpCo have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect.

(c) All filings and registrations with the PRC Governmental Authorities required in respect of WFOE and OpCo and its operations including, without limitation, the registrations with Ministry of Commerce, State Administration of Industry and Commerce, State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations.

(d) Each of WFOE and OpCo has complied with all relevant PRC Law regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Government Authorities. There are no outstanding rights of, or commitments made by any member of the Group to sell any equity interest in WFOE or OpCo, as applicable.

(e) Each of WFOE and OpCo is not in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of revocation of any licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by WFOE or OpCo as the case may be.

(f) Each of WFOE and OpCo has conducted its business activities within the permitted scope of business or has otherwise operated its business in material compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities.

(f) As to licenses and approvals requisite for the conduct of any part of WFOE’s or OpCo’s, as applicable, business which are subject to periodic renewal, no Warrantor has any Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities.

(g) With regard to employment and staff or labor, each of OpCo and WFOE has complied with all applicable PRC Law in all material respects, including without limitation, Law pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

2.26 Disclosure and Accuracy of Information. Each Warrantor has fully provided the Investors with all the relevant information that the Investors (or their counsel) have requested for deciding whether to subscribe for the Series C Preferred Shares and all information necessary to enable a reasonable investor to make a fully informed decision as to whether or not to subscribe for the Series C Preferred Shares. All information contained in this Agreement (including the Recitals, Exhibits and the Schedules) and the other documents referred to herein (except such information as provided by the Investors) and the Related Agreements is true, accurate and complete in all respects and not misleading in any respect.

2.27 Reliance. The Warrantors acknowledge that the Investors have entered into this Agreement in reliance upon the representations and warranties given by them and that they are given with the intention of inducing the Investors to enter into this Agreement.

2.28 Warranties Separate and Independent. Each of the warranties is separate and independent and, except as provided in the Schedule of Exceptions, is not limited: (a) by reference to any other paragraph of Section 2; or (b) by anything in this Agreement, and none of the warranties shall be treated as qualified by any constructive knowledge on the part of the Investors or any of their respective agents. Each of the warranties is without prejudice to any other warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other warranty. A reference made to a particular part of a document when making a disclosure under the Schedule of Exceptions of any matter shall not be treated as a disclosure of the whole document.

2.29 Business Plan. The business plan of the Group set forth in Exhibit E (the “Business Plan”), including the budget, capital expenditure plan and projections set forth therein, has been drawn up based on fair, proper and reasonable assumptions in good faith and in a professional workmanlike manner and on a realistic basis, after due and careful consideration of all relevant facts and circumstances, and does not give a misleading indication of the prospects of the Group. There has been no omission from the Business Plan that would make it misleading.

2.30 Transactions with Affiliates. Except as required by this Agreement, the Related Agreements, the contractual arrangement between WFOE and OpCo or the transactions contemplated hereby or thereby, (i) no director or senior manager of any member of the Group, no spouse, parent, sibling or children of any such director or senior manager, and no entity controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from any member of the Group other than in the ordinary course of business; (ii) the sum of the value of all agreements, understandings, proposed transactions with, indebtedness owing to, commitments to make loans or to extend or guarantee credit by all members of the Group with respect to any director or senior manager of the Group, the spouse, parents, siblings and children of such director or senior manager, and any entity in which such director, senior manager or such relatives thereof have a direct or indirect ownership interest of not less than 0.1%, do not exceed US$10,000; and (iii) no director or senior manager of any member of the Group, no spouse, parent, sibling or children of any such director or senior manager, and no entity controlled by any of the foregoing, has any direct or indirect ownership interest in any affiliate of any member of the Group or in any firm or corporation that competes with any member of the Group.

2.31 Compliance with Laws; FCPA. Each member of the Group has complied with all applicable Law (including without limitation any Law in the jurisdiction of its organization and where it conducts business, concerning bribery, corruption and anti-money laundering matters). Each Warrantor understands and is familiar with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and its purpose. None of the Warrantor has taken any action or made any payment (including promises to take action or to make payments) in violation of, or that might cause any other party or its affiliates or subsidiaries to be in violation of FCPA.

2.32 Knowledge. In this Agreement, “Knowledge” means best knowledge, of the entity to which knowledge is attributed and includes knowledge, information, belief or awareness that it would have if its principal executive and financial officers had made due and diligent enquiries and investigation.

3.	Representations and Warranties of the Investor.

Each Investor, severally and not jointly, hereby represents and warrants to the Company as follows:

3.1 Due Incorporation and Valid Existence. Each Investor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the law of the place of its incorporation or establishment.

3.2 Authorization. This Agreement and the Related Agreements, when executed and delivered by such Investor, will each constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable securities laws.

3.3 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Series C Preferred Shares to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of securities laws. The Investor represents that it has the requisite power and authority to enter into, execute, deliver and perform this Agreement.

3.4 Investment Experience. Each Investor represents that such Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to the Company and acknowledges that such Investor is able to fend for himself, herself or itself, can bear the economic risk of such Investor’s investment, and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Securities. Without prejudice to the representations and warranties of the Company herein or its obligations hereunder, the Investor has had the opportunity to inquire of the Company and its senior management regarding information the Investor believes is necessary for it to make an informed decision in purchasing the Securities, has received all information so requested and has had the opportunity to conduct such due diligence review as it has deemed appropriate.

3.5 No Public Market. The Investor acknowledges that the Securities must be held indefinitely. The Investor understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

3.6 Compliance with Laws. Such Investor is satisfied as to the full observance of the securities laws of such Investor’s jurisdiction in connection with any invitation to subscribe for the Series C Preferred Shares or any transaction contemplated by this Agreement, including (i) the legal requirements of such Investor’s jurisdiction for the purchase of the Series C Preferred Shares and (ii) any governmental or other consents that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Such Investor’s subscription and payment for, the Securities will not violate any applicable securities laws of such Investor’s jurisdiction. Each Investor is an “accredited investor” as defined in Rule 501 of Regulation ‘D’ promulgated under the United States Securities Act of 1933, as amended.

3.7 Exemption from Registration. Each Investor understands that the offer and sale of the Series C Preferred Shares hereunder are intended to be exempt from the registration or qualification requirements of all applicable securities laws and regulations, and that the reliance of the Company on such exemptions is predicated in part on such Investor’s representations set forth in this Agreement.

4.	Conditions to Investors’ Obligations at Closing.

The obligations of each of the Investors at the Closing under this Agreement are subject to the fulfillment, or the waiver by each of the Investors, of the conditions set forth in this Section 4 on or before the Closing:

4.1 Accuracy of Representations and Warranties. Each representation and warranty of the Warrantors contained in this Agreement shall be true in all material respects (except that the representations and warranties contained in Section 2 that have already been qualified by materiality shall be true without additional qualification as to materiality) on and as of the date of the Closing with the same effect as though such representation and warranty had been made on and as of that date without reference to the revised schedule contemplated by the immediately following sentence. Immediately prior to the Closing, and with the Investors’ consent the Company may provide each of the Investors with a new Schedule of Exceptions, updated for the Closing, without prejudice to the condition to closing contained in the immediately preceding sentence.

4.2 Performance. Each Warrantor shall have performed and complied in all respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The chief executive officer of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Qualifications and Consents. All of the Permits and the Consents that are required in connection with the lawful consummation of the transactions provided for herein and in the Related Agreements (including, without limitation, the lawful issuance and sale of the Securities pursuant to this Agreement) shall be obtained and effective as of the Closing without the imposition of any obligations, liabilities or conditions adverse to the Company or any Investor. Without limiting the generality of the foregoing, each of the Company’s existing shareholders shall have waived any preemptive right or right of first offer (or any comparable right) any such shareholder may have to purchase any of the Securities and any past conversion price adjustment that resulted in a conversion ratio other than 1:1 in respect of any of the Series A Preferred Shares and the Series B Preferred Shares.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Related Agreements at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors’ counsel, and the Investors’ counsel shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.6 Opinion of Company Counsel. The Investors shall have received from (i) Conyers, Dill & Pearman, special Cayman Islands counsel for the Company, a legal opinion dated as of the Closing, in the form of Exhibit F; and (ii) Grandall Legal Group, special PRC counsel to the Group, a legal opinion dated as of the Closing, in the form of Exhibit G.

4.7 Board of Directors. The Restated Articles shall have been duly and validly adopted as at the Closing, shall be effective at law, and shall reflect that the Board of Directors of the Company shall consist of five (5) members. As of the Closing, the Board of Directors of the Company shall include CHAN Yi Sing, WALECKA John Lawrence, GOH Yin Long, MEI Lijun and LEW Sampson Tony.

4.8 Registration Rights Agreement. The Company and each of the other Investors shall have executed and delivered the Registration Rights Agreement.

4.9 Shareholders’ Agreement. Each holder of Ordinary Shares and Preferred Shares listed on Exhibit D-1 and each of the other Investors shall have executed and delivered the Shareholders’ Agreement.

4.10 Officer’s Certificate. The Company’s Secretary shall have delivered to each Investor a certificate dated as of the Closing and signed by the Secretary certifying, among other things, true and correct copies of (A) the Board of Directors and shareholder resolutions approving the transactions contemplated by this Agreement and the Related Agreements, (B) the Restated Articles, and (C) the updated registers of members and directors effective as at the Closing.

4.11 No Material Adverse Change. Since the execution of this Agreement, there shall not have occurred any event or condition which has a Material Adverse Effect on the business, assets, properties, liabilities or condition of any member of the Group.

4.12 No Litigation. There shall not be any action, suit, proceeding or investigation of or before any Governmental Authority pending or threatened (i) with respect to this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby, or (ii) which could reasonably be expected to result in a Material Adverse Effect.

4.13 Share Certificates. At the Closing, the Company shall have tendered to each Investor a certificate representing Series C Preferred Shares purchased by such Investor hereunder.

4.14 Employment Agreement. Each of the Founders and the key employees identified on Schedule VI, shall have executed an Employment Agreement in the form attached hereto as Exhibit H (the “Employment Agreement”).

4.15 Compensation Committee. A compensation committee of the Company that, upon the Closing, shall be made up of CHAN Yi Sing, GOH Yin Long and LEW Sampson Tony shall have been established to formulate and determine on behalf of the Board of Directors, among other things, the compensation, benefits and remuneration of directors, officers and employees of the Group, the terms of the Company’s share incentive plan and the grant of share options or other equity incentives by the Company.

4.16 IP License Agreements. WFOE and OpCo shall have entered into Intellectual Property License Agreements in form attached hereto as Exhibit I (“IP License Agreements”).

4.17 Due Diligence. A due diligence review of the Group Companies (including but not limited to legal, financial, management, technology, Intellectual Property, process, licenses and government regulatory due diligence) shall have been completed to the satisfaction of the Investors.

4.18 Indemnification Agreement. An indemnification agreement in the form of Exhibit J shall have been duly executed and delivered by the Company in favor of the nominee of the Investors to the Board of Directors.

4.19 Financial Control Policies. The Group shall have adopted and implemented financial control and reporting policies and procedures satisfactory to the Investors. Without limiting the generality of the foregoing, prior to the Closing, the Company shall have established the Main Account (as defined in Section 6.6 below) to the satisfaction of the Investors.

4.20 Conversion of Notes. At the Closing, each of the holders of the Convertible Notes shall simultaneously with Closing have converted all of the principal and interest on the Convertible Notes held by such holder into Series C Preferred Shares at the conversion price equal to US$0.20357356 per share, as set forth on Schedule VII and shall have released the Company from all of its obligations from the Convertible Notes held by such holder.

4.21 Exercise of Warrants. At the Closing, each of the holders of that certain warrants to purchase Series B Preferred Shares issued by the Company on November 1, 2006 (the “Warrants”) shall simultaneously with Closing have exercised in full the Warrants held by such holder to purchase Series B Preferred Shares at the exercise price equal to US$0.113402 per share as set forth on Schedule VIII.

4.22 CGEN Info. Shanghai CGEN Information System Co., Ltd. ( ) (“CGEN Info”) shall have entered into Intellectual Property Transfer Agreements in form attached hereto as Exhibit K (“CGEN Info IP Agreements”) transferring all of its ownership in any Intellectual Property (including without limitation trademarks of “OPT”, “CGEN” and “In-store Information Network”) used in the business or businesses of any member of the Group to WFOE for nominal or no consideration (or in any event the lowest consideration permitted by the applicable Law of the PRC).

4.23 Tax Indemnity Agreement. The Company and the Investors shall have entered into a Tax Indemnity Agreement in form attached hereto as Exhibit L.

If, as of December 31, 2006 the Company fails to tender to the Investors the documents specified herein which are required to be delivered to the Investors at the Closing or if at the Closing any of the conditions specified in this Section 4 in respect of such Closing have not been fulfilled to each Investor’s satisfaction, or waived by each Investor, such Investor shall, at its election, be relieved of all further obligations under this Agreement, without prejudice to any accrued rights it may have.

5.	Conditions of the Company’s Obligations at Closing.

The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment, or waiver by the Company, of each of the following conditions on or before the Closing.

5.1 Representations and Warranties True at Closing. The representations and warranties of the Investors contained in Section 3 hereof shall be true in all material respects on and as of the date of the Closing with the same effect as though said representations and warranties had been made on and as of that date.

5.2 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the date of the Closing; provided that Company shall have the benefit of reliance upon this condition only if the Warrantors have made best efforts, to the satisfaction of the Investors, to obtain all such necessary authorizations, approvals or permits.

5.3 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Investors on or prior to Closing shall have been performed or complied with.

5.4 Registration Rights Agreement. Each Investor shall have executed and delivered the Registration Rights Agreement.

5.5 Shareholders’ Agreement. Each Investor shall have executed and delivered the Shareholders’ Agreement.

6.	Affirmative Covenants of the Warrantors.

Each Warrantor hereby covenants and agrees with the Investors as follows:

6.1 Accounting and Reserves; Funding Documentation. It shall maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with IFRS applied on a consistent basis through all periods (including fiscal year 2006), and shall set aside on such books for each fiscal year all such proper reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied. The funding of any member of the Group shall be effected in compliance with applicable Law of PRC and be properly documented and accounted for to the reasonable satisfaction of the Investors.

6.2 Payment of Taxes and Claims. It shall pay and discharge promptly all Taxes imposed upon it or upon its income or profits or upon any of its properties, real, personal or mixed, before the same shall become delinquent, as well as all lawful claims for labor, materials and supplies which, if unpaid, would by law become a lien or charge upon its properties; provided that if both of the following conditions are met in any instance, it shall not be obligated, to pay or discharge, or to cause to be paid or discharged, such Taxes or claim: (i) if and for so long as it is contesting in good faith by appropriate proceedings the amount, applicability or validity thereof, and (ii) if it has set aside on its books reserves deemed by it in accordance with IFRS to be adequate with respect to such tax, assessment, charge, levy or claim.

6.3 Availability of Ordinary Shares for Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, such number of its duly authorized Ordinary Shares as shall be sufficient to effect the conversion of the Series C Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of the Series C Preferred Shares, or otherwise comply with the terms of this Agreement or any Related Agreement, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

6.4 Governing Instruments. The Company shall not amend the Restated Articles in any manner adverse to the rights of the holders of the Series C Preferred Shares.

6.5 Use of Proceeds. The Company shall use the entire proceeds (less reasonable expenses agreed by the Investors) from the sale of the Series C Preferred Shares solely to purchase information technology and display panel equipment for installation in retail store networks or otherwise in accordance with the Business Plan, and in accordance with any control procedures approved by the Investors in accordance with the Shareholders’ Agreement from time to time; except that the Company may repurchase from the Founders in the aggregate amount of US$1,500,000, comprising of 7,368,344 Ordinary Shares at repurchase price no less than US$0.20357356 per share; provided that such repurchase shall be completed within 90 days of the date of the Closing and the Company shall give 10 days prior written notice of such repurchase to each Investor.

Save as specifically provided in this Agreement, no Group Company shall use any proceeds for repayment of any debt or for the repurchase, redemption or cancellation of any securities issued by any Group Company.

6.6 Bank Signatories. The proceeds from the sale of the Series C Preferred Shares hereunder shall be deposited into a bank account of the Company in Hong Kong (the “Main Account”). The Main Account shall only be jointly operated, as at and after the Closing, only by the then chief executive officer of the Company and a director of the Company appointed by the Investors (the “Main Account Signatories”). The amount of each transfer of funds out of the Main Account shall be at least US$250,000 (or if transferring all the cash remaining in the Main Account, any lesser amount representing the balance of the Main Account at that time) and each such transfer shall require the joint signatures of the Main Account Signatories.

6.7 Intellectual Property; Change of Name.

(i) As soon as practicable (and in any case within 30 days from the date of the Closing), CGEN Info and WFOE shall record the CGEN Info IP Agreements and the transfer contemplated thereunder with the relevant PRC Government Authorities.

(ii) As soon as practicable (and in any case within 30 days from the date of the Closing), WFOE and OpCo shall record the IP License Agreements and the license contemplated thereunder with the relevant PRC Government Authorities.

(iii) As soon as practicable, each Warrantor shall take all necessary or desirable actions (including without limitation, executing additional documents) to effect the transfer any Intellectual Property used in the business or businesses of any member of the Group from CGEN Info and/or OpCo to WFOE for nominal or no consideration.

(iv) As soon as practicable (and in any case within 30 days from the date of the Closing), CGEN Info shall apply to the relevant PRC Government Authorities to change its name so that the phrase “CGEN” and/or “(GRAPHIC)” will not appear in its name or the translation thereof.

6.8 FY 2007 Financial Statements. The Company shall, as soon as practicable but in any event no later than April 30, 2008 deliver to each Investor the FY 2007 Financial Statements (together with all attachment thereto).

7.	Miscellaneous Provisions.

7.1 Indemnity. The Company agrees to indemnify and hold harmless each Investor, and such Investor’s directors, officers, employees, affiliates, agents and assigns (each, an “Indemnitee”), against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement. For purposes of this Section, “Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any taxes that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.

7.2 Inconsistent Agreements. The Company shall not, and it shall cause each of its subsidiaries not to, enter into any agreement containing any provision that would (a) be violated or breached by the exercise or performance by the Company or its subsidiary of any of their respective rights or obligations under this Agreement or any Related Agreement or (b) impair in any material respect the ability of the Company or any subsidiary to comply with the terms of this Agreement or any Related Agreement.

7.3 Survival. The warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall in no way be limited, diminished or affected by any investigation made by or on behalf of the Investors and shall survive the execution and delivery of this Agreement for a period of 36 months thereafter except that Sections 2.20 and 6.2 shall survive until 6 months after the expiration of the applicable statute of limitation.

7.4 Transfer of Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to this Agreement; provided, however, that this Agreement may be assigned to any affiliate of an Investor or any subsequent holder of any Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding those laws that direct the application of the laws of another jurisdiction.

7.6 Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement shall be resolved first through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given, the Dispute cannot be resolved through consultation, such Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Center (“Center”). There shall be three (3) arbitrators. Each party to the Dispute shall choose one arbitrator. The Secretary General of the Center shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Center.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 7.6, including the provisions concerning the appointment of arbitrator, the provisions of this Section 7.6 shall prevail.

(d) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) The arbitrator shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h) During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.9 Notices.

(a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon (i) the Investors at each such Investors address set forth on Schedule XI with a copy to counsel to such Investor indicated thereon; and (ii) any Warrantor at c/o CGEN Digital Media Company Limited, Suite 3293-94, Tower B, City Center of Shanghai, No. 100 Zunyi Rd., Shanghai 200051; fax: +86 21 6237 1918, attention: Chief Executive Officer, with a copy to Paul Hastings Janofsky & Walker, 22/F Bank of China Tower, 1 Garden Road, Hong Kong; fax: +852 2526 2119, attention: Basil Hwang.

(b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c) Any party may, by written notice to the Company, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

7.10 Expenses. Each of the Company and the Investors shall bear their own expenses incurred with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; provided, however, that the Company will pay at the Closing the reasonable out-of-pocket expenses of the Investors, including, without limitation, the reasonable fees and expenses of one firm of counsel to the Investors, attributable to the legal due diligence, negotiation, execution and delivery of this Agreement, the Related Agreements or the transactions contemplated hereby, transaction fees, fees and expenses in connection with financial due diligence and travel expenses in an amount not exceeding US$500,000.

7.11 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or any Related Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

7.12 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this Section 7.12 shall be binding upon each of the Investors and each transferee of the Securities, each future holder of all such securities and the Company.

7.13 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Securities, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

7.15 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

7.16 Further Assurances. Upon request of any of the Investors, all parties hereto agree to promptly execute and deliver all such other instruments and take all such other actions as any Investor may reasonably request from time to time in order to effectuate and carry out the purposes, privileges, restrictions, rights and duties of the parties and the other provisions of this Agreement and the Related Agreements.

7.17 Specific Performance. The parties hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement and that a breach hereof shall cause irreparable injury and, in addition to any other right or remedy available to the parties hereto at law or in equity, any injured party hereunder shall be entitled to enforcement by court injunction or specific performance of the obligations of the parties hereunder, without the necessity for posting a bond. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting any injured party hereunder from also pursuing any other rights or remedies for such breach or threatened breach, including receiving damages and attorneys’ fees. The election of any remedy shall not be construed as a waiver on the part of any injured party hereunder of any right such party may otherwise have at law or in equity, which rights and remedies shall be cumulative.

7.18 Understanding Among Investors. The decision of each Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor and independently of any statements or opinions as to the condition (financial or otherwise) of the Company that may have been made or given by any other Investor or by any agent or employee of any other Investor. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of such Investor in connection with monitoring its investment hereunder.

7.19 Publicity. Except as may be required by applicable law, the Company shall not use the name of, or make reference to, any Investor or any of its affiliates in any press release or in any public manner without such Investor’s prior written consent.

7.20 Confidentiality and Non-Disclosure.

(a) Each Investor acknowledges that the Company could be irreparably damaged if trade secrets concerning the business and affairs of the Company were disclosed to or utilized on behalf of any person. Each of the Investors covenants and agrees to and with the Company that, except as otherwise provided in this Agreement, it will not, at any time, directly or indirectly, without the prior written consent of the Company, divulge, and will not authorize any of its partners, shareholders, directors, officers, employees or agents to divulge, to any person any trade secrets if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by such Investor; (ii) that is in the possession of such Investor or the using or disclosing party prior to the time such information was obtained from the Company or that is independently acquired by such Investor or the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by such Investor or the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; or (iv) that is required to be disclosed by applicable Law or order of Government Authority or self-regulatory body (including, without limitation, the Hong Kong Stock Exchange).

(b) Non-Disclosure of Terms. The terms and conditions of this Agreement, the Related Agreements and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

(c) Press Releases, Etc. Any press release issued by any party hereto or any member of the Group shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without each Investor’s prior written consent at its sole discretion.

(d) Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary:

(i) any party hereto may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, Law or otherwise;

(ii) each Investor (and its fund manager) may, without disclosing the identities of the other Investors or the Financing Terms of their respective investments in the Company without their or the Company’s consent, disclose such Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor.

(iii) notwithstanding clause (d) (i) immediately above, each Investor shall have the right to disclose:

(A) any information to such Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investor, bona fide potential investor, counsel or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any such person shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, Law or otherwise;

(B) any information for fund and inter-fund reporting purposes;

(C) any information as required by Law, Government Authorities, exchanges and/or regulatory bodies; and/or

(D) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company,

(E) any information contained in press releases or public announcements of the Company pursuant to Section 7.20(c) above.

(iv) the confidentiality obligations set forth in this Section 7.20 do not apply to:

(A) information which was in the public domain or known to the relevant party before it was furnished to it by another party hereto otherwise than as a result of (i) a breach by that party of this Section 7.20 or (ii) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant party;

(B) information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(C) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 7.20(d).

(e) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and exhibits and schedules attached to such agreement, or any of the Financing Terms hereof in contravention of the provisions of this Section 7.20, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to assist an affected Non-Disclosing Party to seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(f) Notices. All notices required under this Section 7.20 shall be made pursuant to Section 7.9 of this Agreement.

(g) This Section 7.20 constitutes the entire agreement between the parties as to the matter of confidentiality and supersedes any separate nondisclosure agreements executed by the Company with the Investors (and/or their Affiliates) with respect to the transactions contemplated herein. This Section 7.20 shall survive the termination of this Agreement and the other Related Documents.

7.21 Investors’ Rights. Any rights of any Investor under this Agreement may, without prejudice to such Investor to exercise any such rights, be exercised by any fund manager of such Investor or their respective nominees (the “Fund Manager”), unless such Investor has given notice to the other parties to this Agreement that any such rights cannot be exercised by such Fund Manager.

8.	Definitions.

8.1 Defined Terms

As used here in shall, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any of (a) a director, officer or partner of such Person, (b) a spouse, parent, sibling or descendant of such Person or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; and in the case of an Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Member of Company Group or of OpCo. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the above, the term “Affiliate” in the case of CPI Ballpark Investments Ltd. shall include any Affiliate of Merrill Lynch (Asia Pacific) Limited.

“Agreement” has the meaning ascribed to it in the Preamble of this Agreement.

“Arbitration Notice” has the meaning ascribed to it in Section 7.6(a).

“Audited Balance Sheet Date” has the meaning ascribed to it in Section 2.17(a).

“Business Plan” means the business plan of the Group set forth in Exhibit E.

“Center” has the meaning ascribed to it in Section 7.6(b).

“CFC” has the meaning ascribed to it in Section 2.20(c).

“CGEN HK” has the meaning ascribed to it in the Preamble of this Agreement.

“CGEN Info” has the meaning ascribed to it in Section 4.22.

“CGEN Info IP Agreements” has the meaning ascribed to it in Section 4.22.

“Closing” means the closing of the transaction contemplated by Section 1.3.

“Code” has the meaning ascribed to it in Section 2.20(c).

“Company” has the meaning ascribed to it in the Preamble of this Agreement.

“Consent” has the meaning ascribed to it in Section 2.6.

“Contract” means any agreement, contract, lease, bond debenture, commitment, note, other evidence of indebtedness, letter of credit, license, evidence of indebtedness, mortgage, understanding or indenture whether in writing or not.

“Disclosing Party” has the meaning ascribed to it in Section 7.20(e).

“Dispute” has the meaning ascribed to it in Section 7.6(a).

“Employment Agreement” has the meaning ascribed to it in Section 4.14.

“Encumbrances” means any mortgage, pledge, assessment, security interest, lease, lien, levy charge or other encumbrance of any kind, or any provision in any conditional sale Contract, title retention Contract or other Contract that gives rise to any of the foregoing.

“ESOP Plan” means the plan adopted by the Company granting or reserving up to 23,296,518 Ordinary Shares for issuance under options to purchase Ordinary Shares to present or former employees, officers or consultants of the Company.

“FCPA” has the meaning ascribed to it in Section 2.31.

“Financial Statements” has the meaning ascribed to it in Section 2.17(a).

“Financing Terms” has the meaning ascribed to it in Section 7.20(b).

“Founder” or “Founders” has the meaning ascribed to it in the Preamble of this Agreement.

“Fund Manager” has the meaning ascribed to it in Section 7.21.

“FY 2007 Financial Statements” has the meaning ascribed to it in the Restated Articles.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government.

“Group”, “Group Company”, “member of the Group” or “Group member” has the meaning ascribed to them in Section 2.1.

“Group’s Intellectual Property” has the meaning ascribed to it in Section 2.9(a)(i).

“IFRS” has the meaning ascribed to it in Section 2.17(h).

“Indemnifiable Loss” has the meaning ascribed to it in Section 7.1.

“Indemnitee” has the meaning ascribed to it in Section 7.1.

“Intellectual Property” the meaning ascribed to it in Section 2.9(a).

“Investor” or “Investors” has the meaning ascribed to it in the Preamble of this Agreement.

“IP License Agreements” has the meaning ascribed to it in Section 4.16.

“Knowledge” has the meaning ascribed to it in Section 2.32.

“Law” means any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, Contract, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority.

“Licensed IP” has the meaning ascribed to it in Section 2.9(a)(ii).

“Main Account” has the meaning ascribed to it in Section 6.6.

“Main Account Signatories” has the meaning ascribed to it in Section 6.6

“Management Accounts” has the meaning ascribed to it in Section 2.17(b).

“Material Adverse Effect” has the meaning ascribed to it in Section 2.1.

“Non-Disclosing Parties” has the meaning ascribed to it in Section 7.20(e).

“OpCo” has the meaning ascribed to it in the Preamble of this Agreement.

“OpCo Call Option” has the meaning ascribed to it in Section 2.4(c)(iii).

“Ordinary Shares” has the meaning ascribed to it in Recitals of this Agreement.

“Permit” has the meaning ascribed to it in Section 2.7.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“PFIC” has the meaning ascribed to it in Section 2.20(c).

“PRC” means the People’s Republic of China and, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

“Preferred Shares” has the meaning ascribed to it in Section 2.3(a).

“Registration Rights Agreement” has the meaning ascribed to it in Section 2.2.

“Related Agreements” has the meaning ascribed to it in Section 2.2.

“Restated Articles” has the meaning ascribed to it in Section 1.1.

“Scheduled Contracts” has the meaning ascribed to it in Section 2.11(c).

“Scheduled of Exceptions” has the meaning ascribed to it in Section 2.

“Securities” has the meaning ascribed to it in the Recitals of this Agreement.

“Series A Preferred Shares” has the meaning ascribed to it in Section 2.3(a).

“Series B Preferred Shares” has the meaning ascribed to it in Section 2.3(a).

“Series C Preferred Shares” has the meaning ascribed to it in the Recitals of this Agreement.

“Shareholders’ Agreement” the meaning ascribed to it in Section 2.2.

“Subsidiaries” means any or all of the Company’s direct and indirect subsidiaries.

“Tax Return” means any central, provincial or local tax return, report, statement and other similar filings required to be filed by any member of the Group with respect to Taxes.

“Taxes” or “Taxation” means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing or similar authority in any part of the world and includes (i) any interest, additional tax, penalty or other charge payable or claimed in respect thereof and (ii) any central, provincial or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions.

“Unaudited Management Account Date” has the meaning ascribed to it in Section 2.17(b).

“Warrantor” or “Warrantors” has the meaning ascribed to it in the Preamble of this Agreement.

“Warrants” has the meaning ascribed to it in Section 4.21.

“WFOE” has the meaning ascribed to it in the Preamble of this Agreement.

8.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section” refer to the specified Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of the Company consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days. Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement) shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:
Address: Suite 3293-94, Tower B, City Center of Shanghai No. 100 Zunyi Rd. Shanghai 200051, P.R. China Fax: +86 21 6237 1918 Attention: CEO	CGEN DIGITAL MEDIA COMPANY LIMITED

/s/
By:
Title:

CGEN HK:

CGEN DIGITAL MEDIA COMPANY LIMITED

/s/
By:
Title:

WFOE:

CGEN DIGITAL TECHNOLOGY (SHANGHAI) CO., LTD.
[GRAPHIC]

/s/
By:
Title:

OPCO:

SHANGHAI CGEN DIGITAL MEDIA NETWORK CO., LTD.
[GRAPHIC]

/s/
By:
Title:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

FOUNDERS:

/s/
Chan Yi Sing
(Singapore NRIC No. S1306068A)

/s/
Tian Guanyong
(PRC ID No. 133031651224065)

/s/
Cao Xiaofeng
(PRC ID No. 310112197008270052)

/s/
Yao Fang
(PRC ID No. 310221670521081)

/s/
Zhu Hai Guang
(PRC ID No. 410423197106070010)

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

INVESTORS:

Address: c/o Merrill Lynch (Asia Pacific) Limited, 17/F ICBC Tower, 3 Garden Road, Central, Hong Kong Tel: 852 2161 7650 Fax: 852 2161 7148 Attention: Sampson Lew, Vice President	CPI BALLPARK INVESTMENTS LTD.

/s/
By:
Title:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

INVESTORS:

Address: Unit 2505, K. WAH Center 1010 Huaihai Zhong Road Shanghai 200031 People’s Republic of China Fax: +86 (21) 5404-7557 Attention: Ian Goh	TDF CAPITAL CHINA II, LP

/s/
By:
Title:

TDF CAPITAL ADVISORS, LP

/s/
By:
Title:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

INVESTORS:

Address: 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025 Fax: 650-854-5762 Attention: John L. Walecka	REDPOINT VENTURES II, L.P.
By its General Partner Redpoint Ventures II, LLC

/s/
By:
Title:

REDPOINT ASSOCIATES II, LLC

/s/
By:
Title:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Schedule I

Investors

Investor	Number of Series C Preferred Shares Subscribed at Closing	Purchase Price Per Series C Preferred Share		Purchase Price
CPI BALLPARK INVESTMENTS LTD.	73,683,439	US$	0.20357356	US$	14,999,999.99
REDPOINT VENTURES II, L.P.	12,068,608	US$	0.20357356	US$	2,456,849.50
REDPOINT ASSOCIATES II, LLC	279,057	US$	0.20357356	US$	56,808.63
TDF CAPITAL CHINA II, LP	11,589,072	US$	0.20357356	US$	2,359,228.64
TDF CAPITAL ADVISORS, LP	497,988	US$	0.20357356	US$	101,377.19

TOTAL	98,118,164			US$	19,974,263.95

Schedule II

Schedule of Exceptions

This Schedule of Exceptions is made and given pursuant to Section 2 of the Series C Preferred Shares Purchase Agreement dated as of December 5, 2006 (the “Agreement”), by and among the Company, CGEN HK, WFOE, OpCo, the Founders and each of the other parties, severally and not jointly, whose names are set forth on the Schedule of Investors attached to the Agreement as Schedule I. Unless the context otherwise requires, all capitalized terms are used herein as defined in the Agreement. The item numbers below correspond to the item numbers of the Company’s Representations in the Agreement. Disclosure made under one heading apply to and/or qualify only the correspondingly numbered representation of the Company in Section 2 of the Agreement except to the extent that it is reasonably apparent from the text of the disclosure itself that such disclosure also applies to another representation. Each disclosure made herein shall be deemed to be a joint and several representation and warranty of the Warrantors as to the information or matters disclosed to the like extent as if set forth in full in Section 2 of the Agreement.

Section 2.8 Litigation

OpCo has a lawsuit pending against Shanghai Focus Media Advertising Company Limited and Focus Media Holding Limited. OpCo has provided relevant documents to the Investors’ counsel during the due diligence.

Section 2.9 Patents and Other Intangible Assets

(b) Intellectual Property Material to the Business of Any Member of the Group:

1.	Media Two software owned by WFOE;

2.	“OPT” trade mark co-owned by Shanghai CGEN Information System Co., Ltd. ( ) (“CGEN Info.”) and OpCo;

3.	“In-store Information Network” ( ) trade mark co-owned by CGEN Info. and OpCo;

4.	“CGEN” trade mark owned by CGEN Info.

The Company is in the process of transferring the ownership over the intellectual property #2 through #4 to WFOE.

(d) There will be an indemnification agreement with the director appointed by the Investors.

Section 2.11 Agreements, Action

(a) Please see the attached contract chart.

(b) Please see the attached contract chart.

(c) Please see the attached contract chart.

(d) The Company has repurchased 16,493,544 preferred shares of JDC prior to Series B financing pursuant to the JCDecaux Letter Agreement dated as of 16th of January, 2006.

Section 2.12 Brokers or Finders

The Company has entered into a Financial Advisor Contract dated as of 6th of June, 2006 with Dragonrise in connection with this Agreement and the Related Agreements.

Section 2.13 No Conflict of Interest

The equity interests in OpCo are owned by the spouse of the Chairman of the Company and three other individuals employed by Group Companies. OpCo licenses software and intellectual property from WFOE.

Section 2.15 Corporate Documents and Minute Books

CGEN HK is in the process of arranging for the filing of the relevant documents with the Companies Registry of Hong Kong in respect of the resignation of Yao Fang as director, the appointments of Goh Yin Long and Zhu Jian Huan as directors and Tina Lin Chi Ju and Vincent Chan Chun Hung as alternate directors.

Section 2.18 Changes

(g) WFOE is entering into a trade mark transfer agreement with CGEN Info and will register with government authority upon the execution as required by law.

(m) The Company has repurchased 16,493,544 preferred shares of JDC prior to Series B financing pursuant to the JCDecaux Letter Agreement dated as of 16th of January, 2006;

On November 1, 2006, the Company issued certain warrants to and entitling some of its existing shareholders to purchase 3,527,278 Series B Preferred Shares at a total purchase price of US$400,000.

(o) The Company issued convertible notes for a US$4,000,000 bridge loan from some of its existing shareholders on November 1, 2006.

Section 2.19 Employment Benefits Plans

The Company has Employee Stock Option Plan and Sales Incentive Plan in effect.

The Company has entered into employment contracts and non-compete agreements with Chan Yi Sing and Tian Guan Yong. WFOE and the OpCo have entered into employment contracts and non-compete agreements with each of their employees. Both WFOE and OpCo are obligated to make severance payment to the employees for early termination as required by the PRC Employment Law.

Section 2.25 Other Representations and Warranties Relating to WFOE and OpCo.

(a)	WFOE is entering into a trade mark transfer agreement with CGEN Info and will register with government authority upon the execution as required by law.

(b) & (c)	The beneficial shareholders of WFOE have not yet registered with State Administration of Foreign Exchange (“SAFE”) as required by SAFE No. 75 Circular.

(d)	Pursuant to the OpCo Call Option Agreement, WFOE has the call option to purchase all the equity interest in the OpCo under certain conditions specified therein

Schedule III

Particulars of the Company

Name	:	CGEN DIGITAL MEDIA COMPANY LIMITED

Place of Incorporation	:	Cayman Islands

Registration No.	:	CR-145540

Date of Incorporation	:	24 February 2005

Registered Address	:	4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands

Authorised Share Capital	:	700,000,000 ordinary shares, par value US$0.000001 per share;

100,000,000 Series A Preferred Shares, par value US$0.000001 per share; and

130,000,000 Series B Preferred Shares, par value US$0.000001 per share.

Issued Share Capital	:	100,000,000 ordinary shares;

43,685,079 Series A Preferred Shares; and

124,224,883 Series B Preferred Shares.

Shareholders	:	See Exhibit D-1

Directors	:	CHAN Yi Sing, CAO Xiaofeng, TIAN Guan Yong, Zhai Pu, ZHU Jian Huan, John Lawrence WALECKA, GOH Yin Long

Company Secretary	:	N/A

Registered Agent	:	Offshore Incorporations (Cayman) Limited

Schedule IV

Particulars of the Subsidiaries

CGEN HK

Name	:	CGen Media Technology Company Limited

Place of Incorporation	:	Hong Kong

Registration No.	:	875785

Date of Incorporation	:	17 December 2003

Registered Address	:	Unit 1, 6/F, Grand City Plaza, 1-17 Sai Lau Kok Road, Tsuen Wan New Territories, Hong Kong

Authorised Share Capital	:	HK$10,000

Issued Share Capital	:	HK$10,000

Shareholders	:	Name	Percentage of Shares held
		CGen Digital Media Co., Limited	100%

Directors	:	CHAN Yi Sing, TIAN Guanyong ( ), CAO Xiao Feng ( ), ZHAI Pu ( ), GOH Yin Long, ZHU Jian Huan, LIN Chi Ju Tina as alternate director to Goh Yin Long, CHAN Chun Hung Vincent as alternate director to ZHU Jian Huan

Company Secretary	:	CorpiSs Limited

Schedule IV Continued

WFOE

Name:	CGEN Digital Technology (Shanghai) Co., Ltd.

Approval Number:	Shangwaizihuzhangduzi Zi (2005) No. 1260

Registration Number:	Qiduhupuzong Zi No. 320829 (Pudong)

Nature of Enterprise:	WFOE

Place of Incorporation:	Room 2207, No. 200 Zhangheng Road, Zhangjiang High-Tech Park, Shanghai

Total Investment:	US$29.5 million

Registered Capital:	US$19.5 million

Paid-up Registered Capital:	US$11.9 million

Registered Office:	Room 2207, No. 200 Zhangheng Road, Zhangjiang High-Tech Park, Shanghai

Business Scope:	Design, develop, produce and sell self-produced products, provide relevant technology consulting services regarding design, test and maintenance of computer system integration

Date of Incorporation:	29 August 2005

Operating Term:	20 Years

Legal Representative:	CHAN Yi Sing

General Manager:	CHAN Yi Sing

Branches and Subsidiaries:	N/A

List of Shareholders and Percentage of Equity Interest:

Name of Shareholder	Contribution	Form of Contribution	Percentage (%)
CGEN Media Technology Co., Ltd.	US$11.9 million paid-up	cash	100

TOTAL			100

Schedule IV Continued

OpCo

Name:	Shanghai CGEN Digital Media Network Co., Ltd. ([GRAPHIC])

Registration Number:	3101052006762

Nature of Enterprise:	Company Limited (domestic joint venture)

Place of Incorporation:	Room A, Floor 4, North Building, Dingxi Road, Changning District, Shanghai

Registered Capital:	RMB 20 million

Paid-up Registered Capital:	RMB 20 million

Registered Office:	Room A, Floor 4, North Building, Dingxi Road, Changning District, Shanghai

Business Scope:	Culture and art consulting, commercial consulting and meeting service, design, produce, act as agent and release national and international advertisement business. (in accordance with the administration license if required )

Date of Incorporation:	September 10, 2003

Operating Term:	Ten years

Legal Representative:	Xiaofeng Cao

General Manager:	Xiaofeng Cao

Branches and Subsidiaries:	Beijing Affiliate Guangzhou Affiliate

List of Shareholders and Percentage of Equity Interest:

Name of Shareholder	Contribution (RMB)	Form of Contribution	Percentage (%)
Weiming Gao [GRAPHIC]	9.9 million	cash	49.5
Xiaofeng Cao	3.6 million	cash	18
Haiguang Zhu	1.8 million	cash	9
Guanyong Tian	2 million	cash	10
Fang Yao	2.7 million	cash	13.5

TOTAL	20 million		100

Schedule V

Leased Property

1. Address: Room 3293-94, Tower B, City Center of Shanghai, No.100 Zunyi Road, Shanghai 200051 China

Duration: 15 August 2005 to 14 August 2007

Landlord: LONGVIEW ASSETS LIMITED

2. Address: Room 1805, Full Tower, No. 9 Dong San Huan Zhong Road, Zhaoyang District, Beijing

Duration: 22 Sept. 2005 to 21 Sept. 2007

Landlord: Runze Dong

3. Address: 9E, No., West Tiyu Road, Guangzhou

Duration: 1 Nov. 2006 to 31 Oct. 2007

Landlord: Guangzhou Gaosheng Property Management Development Co., Ltd.

Schedule VI

Key Employees

Founders:	Yising Chan Tian Guanyong Cao Xiaofeng Zhu Haiguang Yao Fang

Senior Managers and Key Technical Employees:	CEO: Mei Lijun COO: Cao Zhigao CFO: Hu Yufei Vice Presidents: Zhu Wei Fang Sheng Hu Xiaotu

Schedule VII

Convertible Notes

Holder	Amount of the Convertible Notes		Conversion Price		Number of Series C Preferred Shares issued upon Conversion
REDPOINT VENTURES II, L.P.	US$	866,310.49	US$	0.20357356	4,255,516
REDPOINT ASSOCIATES II, LLC	US$	20,031.34	US$	0.20357356	98,399
TDF CAPITAL CHINA II, LP	US$	900,691.32	US$	0.20357356	4,424,402
TDF CAPITAL ADVISORS, LP	US$	38,703.06	US$	0.20357356	190,118
JAFCO ASIA TECHNOLOGY FUND III	US$	1,073,593.56	US$	0.20357356	5,273,738
SUMITOMO CORPORATION EQUITY ASIA LIMITED	US$	563,873.46	US$	0.20357356	2,769,876
HUITUNG INVESTMENTS (BVI) LIMITED	US$	536,796.78	US$	0.20357356	2,636,869

TOTAL		4,000,000.01			19,648,918

Schedule VIII

Warrants

Holder	Number of Series B Preferred Shares Issued upon Exercise	Exercise Price Per Series B Share		Purchase Price
REDPOINT VENTURES II, L.P.	763,929	US$	0.113402	US$	86,631.08
REDPOINT ASSOCIATES II, LLC	17,664	US$	0.113402	US$	2,003.13
TDF CAPITAL CHINA II, LP	794,247	US$	0.113402	US$	90,069.20
TDF CAPITAL ADVISORS, LP	34,129	US$	0.113402	US$	3,870.30
JAFCO ASIA TECHNOLOGY FUND III	946,716	US$	0.113402	US$	107,359.49
SUMITOMO CORPORATION EQUITY ASIA LIMITED	497,235	US$	0.113402	US$	56,387.44
HUITUNG INVESTMENTS (BVI) LIMITED	473,358	US$	0.113402	US$	53,679.74

TOTAL	3,527,278			US$	400,000.38

Schedule IX

Notice Schedule

CPI Ballpark Investments Ltd.

c/o Merrill Lynch (Asia Pacific) Limited

17th Floor, ICBC Tower

3 Garden Road

Central, Hong Kong

Tel:	852 2161 7650
Fax:	852 2161 7148
Attention:	Sampson Lew

TDF Capital China II, LP

TDF Capital Advisors, LP

Unit 2505, K. WAH Center

1010 Huaihai Zhong Road

Shanghai 200031

People’s Republic of China

Fax:	+86 (21) 5404-7557
Attention:	Ian Goh

Redpoint Ventures II, L.P.

Redpoint Associates II, LLC

3000 Sand Hill Road

Building 2, Suite 290

Menlo Park, CA 94025

Fax:	650 854 5762
Attention:	John L. Walecka

EXHIBIT A

FORM OF THIRD AMENDED AND RESTATED MEMORANDUM

AND ARTICLES OF ASSOCIATION

(see TAB 4)

EXHIBIT B

FORM OF SHAREHOLDERS’ AGREEMENT

(see TAB 2)

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

(see TAB 3)

EXHIBIT D-1

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC.

IMMEDIATELY PRIOR TO THE CLOSING

Shareholders	Series A Preferred Shares	Series B Preferred Shares	Ordinary Shares	Total Issued Shares	Warrants to Purchase Series B Preferred Shares
Chan Yi Sing			97,087,661	97,087,661
Totnes International Limited			2,912,339	2,912,339
S.I. Technology Venture Capital Limited	33,977,284			33,977,284
Sumitomo Corporation Equity Asia Limited	9,707,795	8,818,196		18,525,991	497,235
JAFCO Asia Technology Fund III		35,272,780		35,272,780	946,716
TDF Capital China II, LP		29,592,099		29,592,099	794,247
TDF Capital Advisors, LP		1,271,584		1,271,584	34,129
Huitong Investments (BVI) Limited		17,636,390		17,636,390	473,358
Redpoint Ventures II, L.P.		28,462,521		28,462,521	763,929
Redpoint Associates II, LLC		658,127		658,127	17,664
Investlink Consulting (China) Limited		2,513,186		2,513,186
ESOP			23,296,518

Total	43,685,079	124,224,883	123,296,518	267,909,962	3,527,278

EXHIBIT D-2

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC.

ASSUMING COMPLETION OF THE CLOSING

Shareholders	Series A Preferred Shares	Series B Preferred Shares	Series C Preferred Shares	Ordinary Shares	Total Issued Shares
Chan Yi Sing				89,719,317	89,719,317
Totnes International Limited				2,912,339	2,912,339
S.I. Technology Venture Capital Limited	33,977,284				33,977,284
Sumitomo Corporation Equity Asia Limited	9,707,795	9,315,431	2,769,876		21,793,102
JAFCO Asia Technology Fund III		36,219,496	5,273,738		41,493,234
TDF Capital China II, LP		30,386,346	16,013,474		46,399,820
TDF Capital Advisors, LP		1,305,713	688,106		1,993,819
Huitong Investments (BVI) Limited		18,109,748	2,636,869		20,746,617
Redpoint Ventures II , L.P.		29,226,450	16,324,124		45,550,574
Redpoint Associates II, LLC		675,791	377,456		1,053,247

Shareholders	Series A Preferred Shares	Series B Preferred Shares	Series C Preferred Shares	Ordinary Shares	Total Issued Shares
Investlink Consulting (China) Limited		2,513,186			2,513,186
CPI Ballpark Investments Ltd			73,683,439		73,683,439
ESOP				23,296,518

Total	43,685,079	127,752,161	117,767,082	92,631,656	381,835,978

EXHIBIT E

BUSINESS PLAN

EXHIBIT F

FORM OF OPINION OF COMPANY’S CAYMAN ISLANDS COUNSEL

(see TAB 10)

EXHIBIT G

FORM OF OPINION OF COMPANY’S PRC COUNSEL

(see TAB 11)

EXHIBIT H

FORM OF EMPLOYMENT AGREEMENT

(see TAB 21)

EXHIBIT I

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENTS

(see TAB 22)

EXHIBIT J

FORM OF INDEMNIFICATION AGREEMENT

(see TAB 6)

EXHIBIT K

FORM OF INTELLECTUAL PROPERTY TRANSFER AGREEMENTS

(see TAB 23)

EXHIBIT L

FORM OF TAX INDEMNITY AGREEMENT

(see TAB 5)